CONTRACT SERVICES AGREEMENT

     THIS CONTRACT SERVICES AGREEMENT (“Contract”) made and entered into this 1st day of February, 2004, by and between Verdisys, Inc., whose address is 25025 I-45 North, #525, The Woodlands, TX, 77380 (“Contractor”) and AMVEST OSAGE, INC., a Virginia corporation (“Owner”).

1.

Contractor shall furnish such labor, services, and/or goods, materials, supplies, equipment, and other property, as applicable, (individually and collectively, the “Work”) as more specifically described in the “Scope of Work” attached hereto and made a part hereof as Attachment A and if no Scope of Work is attached hereto the Work will include all work performed by Contractor for Owner under verbal or written work orders, purchase orders, delivery tickets, invoices or other verbal agreements or written documents between the parties and relating to the Work. The parties understand and agree that Owner shall have no obligation to use Contractor’s services and that Contractor’s services shall be provided on a non-exclusive basis only as and when requested by Owner.

2.

In consideration for the above Work, Owner agrees to compensate Contractor as more specifically set forth on the Rate Sheets attached hereto and made a part hereof as Attachment B; provided, however, in the event either Attachment A or Attachment B sets forth a lump sum amount for the completion of the Work, Owner shall pay Contractor for the Work based upon the lump sum amount (or applicable portion thereof) rather than the Rate Sheets. In the event no Rate Sheets are attached hereto and no lump sum amount is indicated in Attachment A or B, the compensation shall be in accordance with the rate schedule furnished to Owner prior to commencement of the Work or the amount shown in the applicable work order or purchase order of Owner; provided, however, that the amount to be paid for the Work (including by materials used or furnished) shall not exceed Contractor’s usual and customary charge for such work.

3.

For Work performed pursuant to this Contract, unless otherwise specified in this Contract or an attachment hereto, Contractor shall submit a monthly invoice to Owner with such supporting detail as may be requested by Owner. Owner shall pay Contractor all amounts due and properly invoiced no later than thirty (30) days from the date such invoice is received by Owner.

4.

The term of this Contract shall commence on February 1, 2004, and shall continue until completion of the Work. Contractor agrees to complete said Work on or before January 31, 2005. Time is of the essence in this Contract. If the Work described herein is of a reoccurring nature, meaning that Owner may engage Contractor from time to time to perform such Work, the Rate Sheets attached hereto shall remain in effect for one (1) year from the date hereof.

5.

Contractor hereby accepts such engagement and agrees to perform the Work in accordance with the terms and conditions set out in this Contract. Contractor further agrees to perform said Work in strict conformity with the instructions of Owner and in accordance with the highest standards in the industry and also agrees and binds itself to diligently perform all Work hereunder in a careful, skillful, continuous and workmanlike manner in compliance with all local, state, and federal laws and regulations, and in a manner so as to protect the environment and the rights of surface owners and other property owners that may be affected by Work.

6.

The relationship between the parties hereto shall at all times be that of independent contractors, and such status shall govern all relationships between Contractor and Owner or any third parties. Notwithstanding the foregoing, it is understood by both parties that they will have to work closely together in order to insure the best and most efficient performance of the Work hereunder contracted. The parties agree to cooperate fully with each other in all matters relating to this project. Contractor shall be responsible for the acts and omissions of its employees, subcontractors, agents, their employees, and all other persons performing any of the Work described in this Contract. Contractor shall have sole and exclusive control over the manner in which it or its employees perform under the terms of this Contract and Contractor shall have the right to engage and employ such individuals as it may deem necessary in connection therewith, it being understood and agreed that such individuals shall be considered employees of Contractor and shall be subject to employment, discharge, discipline, and control solely and exclusively by Contractor. Contractor shall be responsible for initiating, maintaining, supervising, and being in compliance with all safety precautions and regulations of all laws, ordinances, rules, and regulations having jurisdiction for the safety of persons and/or protection of property and environment in and about this project. Contractor agrees to comply with the standards and requirements of Owner’s Environmental Safety and Health Plan, a copy of which has been provided to Contractor.

7.

Contractor agrees to protect, defend, indemnify, release, and hold harmless Owner and its affiliates, and their respective officers, directors, employees, agents or their invitees (collectively, the “Owner Parties”) from and against all claims, demands, and causes of action of every kind and character without limit and without regard to the cause or causes thereof or the negligence or fault (active or passive) of any party or parties including the joint or concurrent negligence of any Owner Parties (except claims based upon the Owner Parties’ gross negligence or willful misconduct), any theory of strict liability and defect of premises, arising in connection herewith in favor of Contractor’s officers, directors or employees, Contractor’s subcontractors or their employees, or Contractor’s agents or invitees on account of bodily injury, death or damage to Contractor Parties’ (as hereinafter defined) property. Notwithstanding the succeeding paragraph, Contractor also agrees to protect, defend, indemnify, release, and hold harmless Owner Parties from and against all claims, demands, and causes of action of every kind and character arising out of the Contractor Parties’ (as hereinafter defined) gross negligence or willful misconduct.

8.

Owner agrees to protect, defend, indemnify, release, and hold harmless Contractor and its affiliates, and their respective officers, directors, employees, agents or their invitees, (collectively, the “Contractor Parties”) from and against all claims, demands, and causes of action of every kind and character without limit and without regard to the cause thereof or the negligence or fault (active or passive) of any party or parties including the joint or concurrent negligence of Contractor Parties (except claims based upon the Contractor Parties’ gross negligence or willful misconduct), any theory of strict liability and defect of premises, arising in connection herewith in favor of Owner’s officers, directors or employees, Owner’s subcontractors (other than Contractor or the Contractor Parties herein) or their employees, or Owner’s agents or invitees on account of bodily injury, death or damage to Owner Parties’ property. Notwithstanding the preceding paragraph, Owner also agrees to protect, defend, indemnify, release, and hold harmless Contractor Parties from and against all claims, demands, and causes of action of every kind and character arising out of the Owner Parties’ gross negligence or willful misconduct.

9.

Contractor will obtain and continue in force, during the term of this Contract , at its own expense, the following insurance coverage:

a.

Workers’ compensation – traumatic (including death) and occupational disease disability insurance as required by the laws of the state wherein the Work is to be performed.

b.

Employer’s liability insurance, with limits of at least $500,000 per occurrence, $500,000 annual aggregate.

c.

Comprehensive automobile liability insurance with combined single limits for bodily and property damage of $1,000,000 each occurrence.

d.

Comprehensive general liability insurance including public liability for the operations described herein, use of independent contractors or subcontractors, products, completed operations, personal injury and written contractual liability for this designated Contract. Limits for bodily injury shall not be less than $1,000,000 per occurrence, and limits for property damage shall not be less than $1,000,000 per occurrence.

e.

Pollution Legal Liability Insurance, including third party clean up expense, with ~~limits of at least $1,000,000 each occurrence.~~

See Pollution Liability Endorsement, Commercial Liability Coverage.

Contractor agrees to name Owner as an additional insured on all insurance policies required by this Section 8 for any period during which this Contract is effective. Contractor further agrees to waive its rights of subrogation against Owner for any claims, damages, loss, and expense and agrees to require that its insurers waive such subrogation rights against Owner.

10.

The Owner shall not be required to pay under this Contract for any Work performed prior to the date on which certificates of insurance are furnished to Owner to substantiate the coverage specified above and stating that Owner is an additionally insured. All certificates should contain the unqualified statements that the insurance carrier will give

Owner written notice at least ten (10) days prior to the effective date of any material change or cancellation of any such insurance policies.

11.

If Contractor fails to perform any of its promises, covenants or agreements herein made, Owner shall have the right to terminate this Contract with three (3) days written notice of its intention so to terminate, and Contractor shall, at Owner election, suspend all Work hereunder during said three-day period. If Owner fails to perform any of its promises, covenants or agreements herein made, and if such failure is not corrected after (10) days written notice specifying said default by Contractor, Contractor shall then have the right to terminate this Contract with three (3) days written notice of its intention so to terminate. In the event, Contractor should at any time fail to obtain or maintain the insurance required in Section 8, Owner may, at its option, terminate this Contract forthwith effective the date such insurance lapsed.

12.

Failure of either party to insist of strict compliance of any of the terms and provisions of this Contract, or to take advantage of any hereunder shall not be construed as a waiver or relinquishment of any such provision or right, and the same shall continue and remain in full force and effect.

13.

Contractor will hold in strict confidence and not disclose to any other person or entity, except as required by law, any Confidential Information that is disclosed to or acquired by Contractor in the course of performing the Work hereunder. For purposes of this Contract, “Confidential Information” includes information relating to this Contract or to Owner, its partner, subsidiaries or affiliates, or to their respective financial condition, Owner’s drilling and production operations, technology, plans, projections, or interests in coalbed methane, natural gas or oil matters, as well as any related reports, technical or other data, analyses, opinions or other materials whether developed by Owner or Contractor.

14.

It is understood and agreed that any assignment, transfer or attempt to do so in any bankruptcy, receivership, or solvency proceeding, by or against Contractor, either voluntary or involuntary, or any such transfer, assignment or encumbrance or affirmative acts of or against Contractor purporting to do so, including, but not limited to, bankruptcy, levy or execution, receivership, creditor’s suit, or other insolvency proceeding shall be a default and terminate this Contract as of the date of such action.

15.

Any notice, payment, report, consent or other communication required or permitted hereunder shall be effective upon mailing by United States Certified Mail, return receipt requested, to either party at their address as hereinabove set out.

16.

It is understood and agreed by and between the parties hereto that this Contract constitutes full understanding of the agreement between the parties hereto with respect to the subject matter hereof. The parties further hereto agree and understand that this Contract may not be modified, added to, or changed in any particular, except by the mutual agreement of the parties reduced to writing and signed by them.

17.

Notwithstanding any of the other terms and provisions of this Contract, it is specifically understood and agreed that Owner may terminate this Contract at any time, without cause in its sole discretion by giving three (3) days written notice to Contractor. In such instance, Owner shall pay Contractor for the portion of the Work performed compared to the entire Scope of Work in accordance with the rates and allocations used to arrive at the contract price, but in no instance more than the amounts set forth in Attachment A or Attachment B.

18.

This Contract shall be construed and governed under the laws of the state of Oklahoma. In the event any provision of this Contract conflicts with the law under which this Contract is to be construed or any such provisions are held invalid by court with jurisdiction over the parties of this Contract, such provisions shall be deleted from this Contract and the Contract shall be construed to give effect to the remaining provisions thereof.

19.

This Contract shall be binding upon the parties, their successors and assigns, but this Contract or any part may not be assigned by Contractor without the prior written consent of Owner.

20.

Contractor covenants that this Contract is the subject of competitive process, that neither Owner nor any employee, representative or agent of Owner is entitled to or will receive directly or indirectly any compensation from Contractor for the granting or entering of this Contract, and that none of Owner’s employees own any interest in or have the right to receive any payments or other consideration from Contractor. Contractor shall ensure that its employees, representative, and agents comply with this provision and agrees that Owner shall have the right to pursue any and all remedies, at law or in equity, for Contractor’s breach of this provision.

WITNESS the following signatures and seals executed in duplicate on this the date first above written.

770516542

(Federal Tax Payer I.D. No.)
Verdisys, Inc

Contractor

By: /s/ David M. Adams

David M. Adams

Its: President and COO	.

AMVEST OSAGE, INC.
Owner

By: /s/ Paul M. Bruce

Its: President

STATE OF TEXAS:

COUNTY OF MONTGOMERY, TO-WIT:

I, Robin L. Allard, a Notary Public of said County do hereby certify that David M. Adams, its President and COO, who signed the writing above, for Verdisys, Inc., a California corporation/company, has this day in my said County, before me acknowledged the said writing to be the act and deed of said company/corporation.

Given under my hand and notarial seal this 29 day of January, 2004.

/s/ Robin L. Allard

Notary Public

My commission expires Sept. 30, 2007

STATE OF OKLAHOMA

COUNTY OF OSAGE: TO-WIT:

I, Janice G. Hawkins, a Notary Public of said County do hereby certify that Paul Bruce, its President, who signed the writing above, for AMVEST Osage, Inc., a Virginia corporation, has this day in my said County, before me acknowledged the said writing to be the act and deed of said corporation.

Given under my hand and notarial seal this 13th day of January, 2004.

/s/ Janice G. Hawkins

Notary Public

My commission expires January 24, 2006

January 22, 2004

Mr. Paul Bruce
Amvest Osage, Inc.
P. O. Box 970
Skiatook, OK 74070

Re:

LATERAL DRILLING SERVICES

Amvest Osage Pilot Project

Dear Paul:

This letter outlines the proposed terms for Verdisys, Inc. to conduct an eleven well lateral drilling project for Amvest Osage as discussed in our meetings on January 12 and 15, 2004. We propose this work be performed under a Master Service Contract that is currently being drafted for your consideration.

(a)

Work Scope: Verdisys will drill 300’ laterals in the 11 wells listed on the attached at depths determined by Amvest, 10 wells with 3 laterals each and one well with 9 laterals. Based on cost estimates we have received for running a gyro to confirm orientation of the shoe, we believe it will be most cost effective to drill 3 laterals into each zone and not run the gyro.

Verdisys to provide:

o	Lateral drilling rig with crew
o	Downhole lateral drilling equipment
o	Fuel, filtered water* and consumables
*or from Amvest if available

Amvest to provide:

o	Pulling unit to run work string
o	Wireline/logging unit
o	2 3/8” work string
o	Lubricator if required

Commercial Terms: X – Pricing Removed for Confidentiality Purposes

10 wells with 3 laterals each - $X per day

Mobilization/demobilization - $X

Standby rate $X /hour: Applies if Verdisys is required to wait on Amvest supplied equipment or orders greater than 4 hr.

3rd party equipment/services provided at cost plus 15%

Performance criteria:

Performance criteria for the pilot project will be jointly defined and agreed prior to initiating work.

Upon determination that performance criteria has been met or exceeded, Amvest and Verdisys will expand the scope of our contract to provide for:

- A minimum of 20 additional wells
- A defined minimum term contract period

We trust the above captures the intent of our discussions and provides the basis to enter into a Master Service Agreement between Amvest and Verdisys. We look forward to a mutually successful project that will lead to a continued business relationship between our companies.

Should you have any questions, please do not hesitate to contact us.

Sincerely,

/s/ David Adams

David Adams
President and COO

Attachment

Cc: D. Hynek

ATTACHMENT

AMVEST OSAGE/VERTISYS PILOT PROJECT WELLS

Well Name	Zone	# Laterals

Boar Creek #9	Dawson	3
Zinc Ranch #807	Weir Pitt	3
Zinc Ranch #809	Dawson	3
Zinc Ranch #813	Weir Pitt	3
Sand Creek #206	Bluejacket	3

Sand Springs #185	Weir Pitt	3
Zinc Ranch #517	Weir Pitt	3
Zinc Ranch #564	Weir Pitt	3
Boar Creek #64	Weir Pitt	3
Boar Creek #52	Bluejacket	3
Boar Creek #53	Bluejacket	3
	Weir Pitt	3
	Dawson	3